                                                                   EXHIBIT 10(s)


                      SECOND AMENDMENT TO CREDIT AGREEMENT

         THIS SECOND AMENDMENT TO CREDIT AGREEMENT dated as of March 30, 2000 ("this Amendment") is entered into by RESPONSE ONCOLOGY, INC., a Tennessee corporation ("Response"), RESPONSE ONCOLOGY MANAGEMENT OF SOUTH FLORIDA, INC., a Tennessee corporation ("Management"), RESPONSE ONCOLOGY OF TAMARAC, INC., a Florida corporation ("Tamarac") and RESPONSE ONCOLOGY OF FORT LAUDERDALE, INC., a Florida corporation ("Fort Lauderdale"; Response, Management, Tamarac and Fort Lauderdale are sometimes together referred to as the "Borrowers"), AMSOUTH BANK, an Alabama banking corporation ("AmSouth"), UNION PLANTERS BANK, NATIONAL ASSOCIATION, a national banking association ("UP"), and BANK OF AMERICA, N.A., a national banking association and formerly known as NationsBank, N.A. (collectively, the "Lenders"), and AMSOUTH BANK, an Alabama banking corporation, as agent for the Lenders (the "Agent").

                                    RECITALS

         A. The Borrowers, the Agent and the Lenders are parties to that certain Credit Agreement dated as of June 10, 1999 as amended by a First Amendment thereto dated as of September 30, 1999 (as amended, the "Agreement") pursuant to which the Lenders have made available to the Borrowers (i) a revolving credit facility in an aggregate principal amount outstanding not to exceed $7,000,000, which has been reduced to $6,000,000, and (ii) a term loan facility in the principal amount of $35,000,000.

         B. The Borrowers have applied to the Lenders for modifications to certain provisions of the Agreement.

         C. The Lenders are willing to make such modification as requested only if, among other things, the Borrowers enter into this Amendment.

                                    AGREEMENT

         NOW, THEREFORE, in consideration of the foregoing Recitals, the Borrowers, the Lenders and the Agent hereby agree as follows:

         1. Capitalized terms used in this Amendment and not otherwise defined herein have the respective meanings attributed thereto in the Agreement.

         2. The following definition is hereby added to Section 1.1 of the Agreement and shall read as follows:

            "EQUITY ISSUANCE" means (i) the issuance, sale or other disposition by any Borrower or any of their Subsidiaries of their capital stock, any rights, warrants or options to purchase or acquire any shares of their capital stock, or any other security or instrument representing, convertible into or exchangeable for an equity interest in the Borrowers or any of their Subsidiaries, and (ii) the receipt by the Borrowers or any of their Subsidiaries of any capital contribution (whether or not evidenced by any security or instrument).

         3. The following definition is hereby added to Section 1.1 of the
Agreement:

            "EXCESS CASH FLOW" for any fiscal quarter means Consolidated EBITDA for such fiscal quarter less the sum of (i) Capital Expenditures that are not financed with Purchase Money Debt, (ii) cash tax obligations,
         (iii) CMLTD, (iv) Interest Expense and (v) any increase in net Working Capital for such fiscal quarter (any decreases in Working Capital shall be subtracted).

         4. The defined term of "EBITDA" set forth in Section 1.1 of the Agreement is hereby amended to read, in its entirety, as follows:

            "EBITDA" means the sum of net income before extraordinary items plus Interest Expense and expenses for taxes, depreciation and amortization, determined according to GAAP, with no adjustments for extraordinary gains or losses. With respect to a Practice disposed of by any Borrower during a fiscal quarter, retroactive effect will be given for such dispositions of Practices by such Borrower by excluding all cash flows for such Practices that are disposed of in determining EBITDA at any time after the date of disposition, in each case calculated as if the Practice had been disposed effective as of the beginning of the relevant fiscal quarter.

         5. The defined term of "FIXED CHARGE COVERAGE RATIO" set forth in
Section 1.1 of the Agreement is hereby amended to read, in its entirety, as follows:

            "FIXED CHARGE COVERAGE RATIO" means for any fiscal quarter (i) Consolidated EBITDA for such quarter divided by (ii) the sum of Interest Expense paid in cash during such quarter plus CMLTD paid in cash (excluding Subordinated Debt). With respect to a Practice disposed of by any Borrower during a fiscal quarter, retroactive effect will be given for such dispositions of Practices by such Borrower by excluding from the denominator of that calculation all Interest Expense paid in cash and CMLTD paid in cash with respect to the Practice(s) disposed of, in each case calculated as if the Practice had been disposed effective as of the beginning of the relevant fiscal quarter.


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         6. The defined term "MATURITY DATE" set forth in Section 1.1 of the
Agreement is hereby amended to read, in its entirety, as follows:

            "MATURITY DATE" means June 30, 2001.

         7. The defined term "PERMITTED ACQUISITION" set forth in Section 1.1 of the Agreement is hereby amended by deleting the following proviso from subclause
(c) thereof:

            ;provided, however, an acquisition by Response of a Practice employing two physicians or less where proceeds of such Acquisition are $2,000,000 or less, will not require approval of the Agent or the Lenders.

         8. The following definitions are hereby added to Section 1.1 of the Agreement and shall read as follows:

            "CURRENT ASSETS" means assets that, in accordance with GAAP, are current assets.

            "CURRENT LIABILITIES" means, as of the date of determination, all Liabilities maturing on demand or within one year from, and that are not renewable at the option of the obligor to a date later than one year after, the date as of which such determination is made and all other items (including taxes accrued as estimated) that, in accordance with GAAP, would be included as current liabilities.

            "PERMITTED BUSINESS" means a business activity, all aspects of which require the initial approval of the Lenders, including, but not limited to, creation, financing, funding, management personnel and execution. As to all such aspects, the Lenders must determine in their reasonable opinion and in their reasonable discretion, that such business activity will not now, or in the future, adversely affect the current and future cash flow of the Borrowers or otherwise adversely affect the Borrowers' finances or business. The determination of whether or not a particular proposed business activity will be approved by the Lenders as a Permitted Business shall be made under the following procedures and conditions:

         (a) Response shall deliver to Agent, prior to each initial Equity Issuance or other method of raising funds for each proposed business activity and prior to the Borrowers engaging in such activity, a written description of the proposed business activity and a request that the Lenders determine the such proposed activity constitutes a Permitted Business. Response shall include with such request, unaudited pro forma financial statements demonstrating the effect of the proposed business activity upon the Borrowers' cash flows, operations and financial status, all in such detail as the Agent shall request and shall provide the Agent with any other information requested by the Agent on behalf of the Lenders.


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         (b)      Agent and the Lenders shall review such information and shall make a determination, in their reasonable discretion, of whether or not such proposed business activity constitutes a Permitted Business. The Agent shall notify Response (within fifteen (15) Business Days after receipt of the request described in (a) immediately-above) of either: (i) the Required Lenders' determination of whether the proposed business activity is a Permitted Business or not or (ii) their request for additional information. If the Agent requests additional information, the Agent shall notify Response within fifteen (15) Business Days after receipt of the additional information of the Lenders' determination of whether the proposed business activity is a Permitted Business or not. The failure of the Agent to notify Response of any of the foregoing within the stated fifteen (15) Business Days, shall be deemed to be a determination by the Lenders that the proposed business activity is NOT a Permitted Business.

         (c) Borrowers shall not engage in any initial Equity Issuance intended to be used to fund such business activity or engage in any such activity until Agent shall have issued its written determination that such proposed activity is a Permitted Business.

         (d) Any Permitted Business that is created as a separate legal entity from the Borrowers shall become a Participating Entity pursuant to the requirements of Section 3.3.

                  The Lenders agree that in connection with arriving at their opinions and determinations through the exercise of their discretion pursuant to the foregoing provisions, the Lenders will not exercise such discretion in an unreasonable manner. If the Lenders determine that a proposed business activity is not a Permitted Business in their opinion and the Borrowers dispute whether the Lenders were reasonable in making such determination, the Borrowers' sole remedy shall be to request that the reasonableness of such determination by the Lenders be reviewed by an outside entity chosen as described below and the Borrowers hereby waive and disclaim any and all rights that they may have to seek redress in a court of law or equity for monetary damages or other relief in connection with the Lenders' determination that a proposed business is or is not a Permitted Business. Instead, the Borrowers agree that their sole legal and equitable remedy shall be to seek an injunction (subject to the provisions of Sections 10.24, 10.24.1 and 10.24.2) against the Lenders and Agent if the Lenders and Agent refuse to abide by the determination of a United States accounting firm made in compliance with the following procedures: (i) the Borrowers shall notify the Agent in writing within two (2) Business Days after receipt of the Lenders' determination (or the Lenders' deemed determination) that the Borrowers dispute the reasonableness of such determination and shall propose a United States accounting firm of national standing to review the decision; (ii) the Lenders shall either accept the firm proposed by the Borrowers or shall propose


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         an alternative United States accounting firm of national standing to review the decision within five (5) Business Days; (iii) if the Lenders propose an alternative United States accounting firm of national standing to review the decision, the Borrowers shall advise the Agent within (2) Business Days that it either accepts the Lenders' proposed firm or not; (iv) if the Borrowers do not accept the Lenders' proposed firm, then the two named accounting firms shall together, within five
         (5) Business Days select a third United States accounting firm of national standing and such firm shall be the firm that shall determine whether or not the determination made by the Lenders was reasonable or not. Once selected the accounting firm shall render an opinion within twenty (20) Business Days. The determination by the chosen accounting firm shall be final and binding upon the parties. The fees, costs and expenses associated with the employment of any and all of the accounting firms pursuant to the provisions hereof shall be borne by the Borrowers.

            "WORKING CAPITAL" means (A) the aggregate amount of all Current Assets, less (B) the aggregate amount of all Current Liabilities.

         9. The definitions of "APPLICABLE COMMITMENT FEE," "APPLICABLE LIBO RATE MARGIN," and "APPLICABLE PRIME RATE MARGIN" shall be further amended to read, in their entirety, as follows:

            "APPLICABLE COMMITMENT FEE," "APPLICABLE LIBO RATE MARGIN," and "APPLICABLE PRIME RATE MARGIN" mean, with respect to any Loan and the commitment fee respecting the Revolving Credit Loan, during any Effective Period, the percentage rates per annum set forth opposite the appropriate test in the pricing grid below (ratio values shall be rounded to the nearest one-hundredth, with any value of .005 rounded upward):

              Total Funded Debt to                 Prime Rate   LIBOR
              Consolidated EBITDA                    Margin     Margin   Commitment Fee
         Tier 1 - Less than or equal to 2.00             0%     1.375%       .25%

         Tier 2 - Greater than or equal to             .25%      1.75%      .375%
         2.01 and less than or equal to 2.50

         Tier 3 - Greater than or equal to            .625%     2.125%      .375%
         2.51 and less than or equal to 3.0

         Tier 4 - Greater than 3.01                   1.00%      3.25%      .625%


         The Total Funded Debt to Consolidated EBITDA ratio shall be established by Agent on the basis of the consolidated quarterly financial statements of and schedules prepared by


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         Response delivered to Agent pursuant to this Agreement and shall be calculated as set forth in Section 7.3 hereof. The Borrowers must maintain a Total Funded Debt to Consolidated EBITDA ratio for two consecutive fiscal quarters at a Tier level other than Tier 4 in order for the Pricing Values to be maintained at a Tier level below Tier 4. If the Borrowers have complied with the foregoing, then as long as the Borrowers have not returned to the Tier 4 level for the ratio of Total Funded Debt to Consolidated EBITDA, then the Tier level for the Pricing Values shall be determined on the basis of each fiscal quarter. Notwithstanding the foregoing, at the end of any Effective Period, and during any period of time for which Pricing Values may be set by Agent pursuant to Section 8.1.5 hereof, the Pricing Values with respect to the Loans shall automatically become the highest values provided for in the applicable pricing grid set forth above. From March 31, 2000 until the date the Borrowers achieve the Pricing Values for Tier 1 or Tier 2 or Tier 3 for two consecutive fiscal quarters, the Pricing Values shall be Tier 4.

         10. The repayment grid set forth in Section 2.10 of the Agreement is hereby further amended to read, in its entirety, as follows:

         Date                                        Payment
         ----                                        -------
         April 1, 2000                              $ 250,000
         May 1, 2000                                  250,000
         June 1, 2000                                 250,000
         July 1, 2000                                 250,000
         August 1, 2000                               250,000
         September 1, 2000                            250,000
         October 1, 2000                              250,000
         November 1, 2000                             250,000
         December 1, 2000                             250,000
         January 1, 2001                              250,000
         February 1, 2001                             250,000
         March 1, 2001                                250,000
         April 1, 2001                              1,500,000
         June 30, 2001                      Balance Due in Full

         11. The following paragraphs are hereby added to the end of Section
2.10 of the Agreement and shall read as follows:

            In the event the Borrowers have Excess Cash Flow in any fiscal quarter (beginning with the fiscal quarter ending June 30, 2000), the Borrowers on or before the 30th day after the end of each fiscal quarter must make a mandatory prepayment of the Loans by an amount equal to seventy-five percent (75%) of said Excess Cash Flow up to a ceiling of $750,000. All of such prepayment shall be applied to the Term Loans.


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            Promptly upon (and in any event not later than two (2) Business Days after) their receipt thereof of Net Proceeds from any Equity Issuance, the Borrowers will make a prepayment on the Loans to be applied, first, to prepay the outstanding principal amount of the Term Loans, second, upon payment in full of the Term Loans, to prepay the outstanding principal amount of the Swing Line Loans, and third, after payment in full of the Swing Line Loans, to prepay the outstanding principal amount of the Revolving Credit Loans (to be applied as more particularly set forth above in this Section 2.10). The Borrowers shall prepay the Loans in an amount equal to a percentage of the Net
         Proceeds, which percentage shall be based on the percentage set forth opposite the appropriate test in the grid below:

                                                    Percentage Prepaid
                 Total Funded Debt                    of Net Proceeds
              to Consolidated EBITDA             from any Equity Issuance
              ----------------------             ------------------------
         Tier 1 - Less than or equal to 1.0                 50%

         Tier 2 - Greater than or equal to 1.01             75%
         and less than or equal to 1.5

         Tier 3 - Greater than 1.51                        100%

            If the Borrowers achieve the ratio described in either Tier 1 or Tier 2 above and retain a portion of Net Proceeds from any Equity Issuance due to having obtained such ratios, the applicable ratio achieved will automatically be the test for all future fiscal quarters for the financial covenant set forth in Section 7.2 of this Agreement. The Borrowers shall deliver to the Agent, concurrently with such prepayment, a certificate signed by its chief financial officer in form and substance satisfactory to the Agent setting forth the calculation of such Net Proceeds.

            Notwithstanding the foregoing, the Borrowers shall retain all Net Proceeds from any Equity Issuance if (i) the Net Proceeds arise from an Equity Issuance made for the purpose of funding a Permitted Business or
         (ii) the Net Proceeds do not exceed $200,000 and arise from an Equity Issuance solely for the purpose of a mandatory redemption of the preferred stock of Response.

            Promptly upon (and in any event not later than two (2) Business Days after) their receipt thereof, the Borrowers will make a prepayment on the Loans to be applied, first, to prepay the outstanding principal amount of the Term Loans, second, upon payment in full of the Term Loans, to prepay the outstanding principal amount of the Swing Line Loans, and third, after payment in full of the Swing Line Loans, to prepay the outstanding principal amount of the Revolving Credit Loans (to be applied as more particularly set forth above in this Section 2.10) in an amount equal to 100% of all proceeds (including


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         cash, stock or other consideration) generated from (i) the termination or renegotiation of Service Agreements and (ii) settlements or judgments involving litigation in which the Borrowers, or any of them, are a party.

         12. The Lenders and the Agent agree to waive (a) compliance by the Borrowers with the financial covenant set forth in Section 7.3 for the fiscal quarters ending March 31, 2000 and June 30, 2000, (b) compliance by the Borrowers with the financial covenants set forth in Sections 7.2 and 7.4 for the fiscal quarters ending March 31, 2000, June 30, 2000, September 30, 2000, December 31, 2000 and March 31, 2001 and (c) any and all Defaults, Events of Default and remedies the Lenders and Agent may have that arise from Borrowers' failure to comply with the above-referenced financial covenants. In addition, the Lenders and the Agent agree to extend the time for delivery to the Agent and the Lenders of (a) the monthly financial reports required by Section 5.3.1 for January 2000 and February 2000 and (b) the annual year end financial reports required by Section 5.3.3, until (i) the date of execution of this Amendment by the Borrowers in the case of the annual year end financial reports and the January 2000 monthly financial report and (ii) five (5) days after the date of execution of this Amendment in the case of the February 2000 monthly financial report; and to waive the Defaults, Events of Default and remedies the Lenders and Agent may have that arise from Borrowers' prior failure to comply with the requirements of Section 5.3.1 and 5.3.3, if the Borrowers' deliver such reports by the dates set forth above.

         13. Section 6.9 of the Agreement is hereby amended to read, in its entirety, as follows:

            6.9 Nature of Business. No Consolidated Entity shall suffer or permit any material changes to be made in the character of its business as carried on at the Closing Date, except for the accomplishment of Permitted Acquisitions and the development of Permitted Businesses.

         14. Section 7.7 of the Agreement is hereby amended to read, in its entirety, as follows:

            7.7 Minimum EBITDA. EBITDA for the Borrowers during the periods referenced below shall not be less than the following:


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
      Month Ended           Minimum EBITDA          Month Ended        Minimum EBITDA
      -----------           --------------          -----------        --------------
March 2000                        $485,000       October 2000                $600,000
                                                 November 2000                640,000
                                                 December 2000                535,000

    Quarter Ending          Minimum EBITDA        Quarter Ending       Minimum EBITDA
    --------------          --------------        --------------       --------------
March 31, 2000                  $1,400,000       December 31, 2000         $2,002,000

      Month Ended           Minimum EBITDA          Month Ended        Minimum EBITDA
      -----------           --------------          -----------        --------------
April 2000                        $560,000       January 2001                $525,000
May 2000                           325,000       February 2001                520,000
June 2000                          510,000       March 2001                   670,000

    Quarter Ending          Minimum EBITDA        Quarter Ending       Minimum EBITDA
    --------------          --------------        --------------       --------------
June 30, 2000                   $1,550,000       March 31, 2001            $1,930,000

      Month Ended           Minimum EBITDA
      -----------           --------------
July 2000                         $375,000
August 2000                        570,000
September 2000                     400,000

    Quarter Ending          Minimum EBITDA
    --------------          --------------
September 30, 2000              $1,515,000

        Provided, however, any excess EBITDA of the minimum set forth for the respective months set forth above, may be forwarded to the next succeeding month for any fiscal quarter so long as EBITDA for the three months for the respective quarter ending set forth above exceeds the minimum EBITDA for such quarter described above.

        15. Exhibit A and Schedule 6.1.7 to the Agreement are hereby revised as set forth in the attached Revised Exhibit A and Revised Schedule 6.1.7.

        16. The Lenders and the Agent have consented to and do hereby consent that (i) in determining EBITDA for any purpose during the fiscal quarters ending December 31, 1999, net income for the Borrowers shall be computed without (x) the one-time charge against earnings in the amount of $265,000 in connection with certain severance payments made to former executives, (y) a loss on impairment charge associated with the Practices of Keys Hemoncology Associates and Lawrence A. Snetman, M.D., P.A., in the amount of $1,840,270 and (z) certain adjustments to accounts receivable from Impact Centers up to $1,400,000 and (ii) in calculating the covenant


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set forth in Section 7.3 of the Agreement, Borrowers shall not be permitted to recognize income previously adjusted and collection of accounts receivable previously written off.

        17. Upon the date the Borrowers are in full compliance with the terms of
Section 2.10 and Article 7 of the Agreement in effect on the Closing Date as evidenced by a certificate signed by the chief financial officer of Response, on behalf of the Borrowers, in form and substance satisfactory to Agent and setting forth the calculations of Article 7 (the "Triggering Event"), the Borrowers shall pay to the Lenders or their Affiliates Pro Rata (determined as of the date of the Triggering Event) the following fee as consideration for the execution of this Amendment:

        Date of Triggering Event                           Fee
        ------------------------                           ---
Before September 30, 2000                       $50,000

After September 30, 2000 but on or before       $50,000 and $50,000 worth of
March 30, 2001                                  Response stock(1)

After March 30, 2001                            $100,000 and $100,000 worth
                                                of Response stock(1)

Provided, however, if the Borrowers have (A) reduced the amount of the outstanding principal under the Term Loans as of the date hereof by an amount equal to or greater than $10,000,000, but less than $20,000,000, as of the Triggering Event, without a significant reduction in the Borrowers EBITDA or tangible assets, then the foregoing fees due the Lenders shall be reduced by fifty percent (50%) (e.g., if the Borrowers had complied with the foregoing on October 1, 2000, the fee would be $25,000 and $25,000 worth of Response stock1) or (B) reduced the amount of the outstanding principal under the Term Loans as of the date hereof by an amount equal to or greater than $20,000,000, as of the Triggering Event, without a significant reduction in the Borrowers EBITDA or tangible assets, then the foregoing fees due the Lenders shall be waived.

         18. The following Sections 5.28 and 5.29 are added to the Agreement and shall read as follows:

            5.28 Cash Deposits. Not later than April 30, 2000, all cash of the Borrowers (excluding deposits in transit) shall be consolidated no less frequently than once a week in an account or accounts maintained with one or more Lenders.

            5.29 Audits. Not later than June 30, 2000, the Borrowers shall permit the Lenders or their representatives, at the Borrowers' expense (not to exceed $10,000), to conduct an audit of the accounts receivable of the Borrowers. The Agent shall provide

--------

         (1) The number of shares of Response's stock to be issued to the Lenders is based upon the average closing price of Response's stock during the 10 days preceding the Triggering Date.


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         Response with a written list of three accounting firms that are acceptable to the Lenders and their quoted fee for the audit. Response shall select one of the accounting firms from such list within three
         (3) Business Days.

         19. The Lenders and the Agent hereby agree that if the Borrowers deliver to the Agent prior to June 28, 2001, one or more binding written commitments acceptable to the Lenders in their sole and absolute discretion, that have been accepted in writing by the Borrowers (with payment by the Borrowers of any and all fees that are required to make the commitments binding), wherein the lending entities named therein have committed to lend to the Borrowers an amount sufficient to pay the Loans in full and which provide for a closing and a funding to occur under their terms by no later than September 28, 2001, the Maturity Date set forth in the Credit Agreement (as amended hereby) shall be extended to September 28, 2001, without the payment of additional fees by the Borrowers to the Lenders or the Agent, but subject to all terms and conditions of the Credit Agreement (as amended hereby), including the payment of fees provided for therein.

         20. Notwithstanding the execution of this Amendment, all of the indebtedness evidenced by each of the Notes shall remain in full force and effect, as modified hereby, and nothing contained in this Amendment shall be construed to constitute a novation of the indebtedness evidenced by any of the Notes or to release, satisfy, discharge, terminate or otherwise affect or impair in any manner whatsoever (a) the validity or enforceability of the indebtedness evidenced by any of the Notes; (b) the liens, security interests, assignments and conveyances effected by the Agreement or the Credit Documents, or the priority thereof; (c) the liability of any maker, endorser, surety, guarantor or other person that may now or hereafter be liable under or on account of any of the Notes or the Agreement or the Credit Documents; or (d) any other security or instrument now or hereafter held by the Agent or the Lenders as security for or as evidence of any of the above-described indebtedness.

         21. To induce the Agent and the Lenders to enter into this Amendment, the Borrowers hereby release, acquit and forever discharge the Lenders, and each of their respective officers, directors, agents, employees, successors and assigns, from any and all liabilities, claims, demands, actions or causes or actions of any kind or nature (if there be any), whether absolute or contingent, disputed or undisputed, at law or in equity, or known or unknown, that the Borrowers now have or ever had against the Agent or the Lenders arising under or in connection with any of the Credit Documents or otherwise.

         22. All references in the Credit Documents to "Credit Agreement" shall refer to the Agreement as amended by this Amendment, and as the Agreement may be further amended from time to time.

         23. The Borrowers hereby certify that the organizational documents of the Borrowers have not been amended since June 10, 1999.


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

         24. The Borrowers hereby represent and warrant to the Agent and the Lenders that all representations and warranties contained in the Agreement are true and correct as of the date hereof; and the Borrowers hereby certify that no Event of Default nor any event that, upon notice or lapse of time or both, would constitute an Event of Default, has occurred and is continuing. The Lenders acknowledge that they have no present actual knowledge of any Events of Default existing other than those that are addressed by the terms of this Amendment.

         25. Except as hereby amended, the Agreement shall remain in full force and effect as written. This Amendment may be executed in one or more counterparts, each of which shall be deemed an original, and all of which when taken together shall constitute one and the same instrument. The covenants and agreements contained in this Amendment shall apply to and inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns.

         26. Nothing contained herein shall be construed as a waiver, acknowledgment or consent to any breach of or Event of Default under the Agreement and the Credit Documents not specifically mentioned herein.

         27. This Amendment shall be governed by the laws of the State of Alabama.




                  [Remainder of this page intentionally blank]











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         IN WITNESS WHEREOF, each of the Borrowers, the Lenders and the Agent has caused this Amendment to be executed and delivered by its duly authorized corporate officer as of the day and year first above written.

                                    RESPONSE ONCOLOGY, INC.


                                    By: /s/ A. LaMacchia
                                        ----------------------------------------
                                    Its: President
                                         ---------------------------------------

                                    RESPONSE ONCOLOGY MANAGEMENT

                                    OF SOUTH FLORIDA, INC.


                                    By: /s/ A. LaMacchia
                                        ----------------------------------------
                                    Its: President
                                         ---------------------------------------


                                    RESPONSE ONCOLOGY OF TAMARAC, INC.


                                    By: /s/ A. LaMacchia
                                        ----------------------------------------
                                    Its: President
                                         ---------------------------------------


                                    RESPONSE ONCOLOGY OF FORT
                                    LAUDERDALE, INC.


                                    By: /s/ A. LaMacchia
                                        ----------------------------------------
                                    Its: President
                                         ---------------------------------------

                                    AMSOUTH BANK


                                    By: /s/ Cathy M. Wind
                                        ----------------------------------------
                                        Its: Vice President

                                    UNION PLANTERS BANK, NATIONAL
                                    ASSOCIATION


                                    By: /s/ Elizabeth Rouse
                                        ----------------------------------------
                                        Its: Senior Vice President
                                             -----------------------------------

                                    BANK OF AMERICA, N.A. (formerly known as
                                    NationsBank, N.A.)


                                    By: /s/ Elizabeth L. Knox
                                        ----------------------------------------
                                        Its: Senior Vice President
                                             -----------------------------------

                                    AMSOUTH BANK, as Agent


                                    By: /s/ Cathy M. Wind
                                        ----------------------------------------
                                        Its: Vice President